Exhibit 99.1

News Release
RAMBUS REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS

•	Great quarter, exceeding expectations; GAAP revenue of $57.4 million; licensing billings of $63.1 million, product revenue of $21.4 million, and contract and other revenue of $16.6 million

•	$25.6 million in cash provided by operating activities

•	Refocused business on semiconductor with completed sale of payments and ticketing business to Visa

•	Expanded silicon IP offerings with acquisition of digital controller IP provider, Northwest Logic, and agreement to acquire silicon IP and secure protocols businesses from Verimatrix

•	Second consecutive quarter of record revenue for memory interface chip business

SUNNYVALE, Calif. - November 4, 2019 - Rambus Inc. (NASDAQ:RMBS) today reported financial results for the third quarter ended September 30, 2019. Total revenue for the third quarter was above expectations at $57.4 million; licensing billings were $63.1 million, product revenue was $21.4 million, and contract and other revenue was $16.6 million. The Company also generated $25.6 million in cash provided by operating activities in the third quarter of 2019. The Company has generated $93.1 million in cash provided by operating activities through the nine months ended September 30, 2019, greater than what was generated during the full fiscal year of 2018.

“Rambus delivered a great third quarter. We made tremendous progress toward the strategic objectives critical to our future and successfully realigned the Company around our core strengths in semiconductor,” said Luc Seraphin, chief executive officer of Rambus. “With record revenue from our memory interface chip business and continued silicon IP design wins at tier-one SoC customers, we exceeded our commitments to the market.”

Business Review

Consistent with the Company’s areas of focus and mission to deliver data faster and safer, Rambus completed a number of significant M&A activities over the course of the third quarter. The Company closed the sale of its payments and ticketing business to Visa, redefining its perimeter in the semiconductor market. Rambus also announced two silicon IP acquisitions to enhance its offerings and amplify its market position in interfaces and security for data center, artificial intelligence (AI), automotive and government. The first was the completed acquisition of digital controller company, Northwest Logic, and the second was an agreement to acquire the secure silicon IP and protocols businesses of Verimatrix, formerly Inside Secure, which we expect to close by the end of the year.

Rambus continued to drive sustained silicon IP revenue growth with key design wins for both its interface and security IP solutions. The Company closed four tier-1 SoC design wins across the portfolio for data center, edge, IoT and government and announced a combined interface and security IP win at SEAKR for aerospace and satellite communications. The team expanded its portfolio with leading-edge interface solutions for GDDR6, HBM2 and 112G to deliver the critical building blocks for AI, data center, 5G and automotive. And finally, Rambus announced the industry’s fastest complete memory subsystem solution for GDDR6, including the PHY and controller, capable of running at 18 Gbps to meet the demands of performance-intensive applications.

Finally, the Company’s memory interface chip business achieved a second consecutive quarter of record revenue and is on track to almost double year over year. This is driven by increased OEM and data center qualifications, leading to steady gains in DDR4 memory interface chip market share. The Company also remains well positioned as a first mover for the industry transition to DDR5.

Quarterly Financial Review - GAAP	Three Months Ended September 30,
(In millions, except for percentages and per share amounts)	2019	2018
Revenue
Royalties	$19.4	$33.6
Product revenue	21.4	11.8
Contract and other revenue	16.6	14.4
Total revenue	$57.4	$59.8
Total operating costs and expenses	$80.3	$78.9
Operating loss	$(22.9)	$(19.1)
Operating margin	(40)%	(32)%
Net loss	$(17.3)	$(104.9)
Diluted net loss per share	$(0.16)	$(0.97)

Net cash provided by operating activities	$25.6	$31.6

Quarterly Financial Review - Non-GAAP (including operational metric) (1)	Three Months Ended September 30,
(In millions)	2019	2018
Licensing billings (2)	$63.1	$75.4
Product revenue	$21.4	$11.8
Contract and other revenue	$16.6	$14.4
Total operating costs and expenses	$67.1	$67.6
Interest and other income (expense), net	$6.0	$6.2
Diluted share count	114	110

(1)
See “Supplemental Reconciliation of GAAP to Non-GAAP Results” and “Reconciliation of Other GAAP to Non-GAAP Items” tables included below. Note that the applicable non-GAAP measures are presented and that revenue is solely presented on a GAAP basis.

(2)	Licensing billings is an operational metric that reflects amounts invoiced to our licensing customers during the period, as adjusted for certain differences.

Revenue for the quarter was $57.4 million, with licensing billings of $63.1 million, product revenue of $21.4 million, and contract and other revenue of $16.6 million. We had GAAP total operating costs and expenses of $80.3 million. We also had non-GAAP total operating costs and expenses of $67.1 million, above the high end of our guidance due to higher cost of product revenue related to increased buffer chip sales. We also recorded $5.1 million in revenue and $6.8 million in operating costs and expenses associated with our payments and ticketing business in the third quarter. We had GAAP diluted net loss per share of $0.16. Our basic share count was 111 million shares and our diluted share count would have been 114 million shares.

Cash, cash equivalents, and marketable securities as of September 30, 2019 were $338.0 million, which was flat as compared to June 30, 2019, mainly due to $25.6 million in cash provided by operating activities, offset by $21.9 million in cash paid for the acquisition of Northwest Logic. Cash provided by operating activities for the nine months ended September 30, 2019 was $93.1 million, an increase of $41.0 million from the same period in the prior year.

2019 Fourth Quarter Outlook

The Company will discuss its full revenue guidance for the fourth quarter of 2019 during its upcoming conference call. The following table sets forth fourth quarter outlook for other measures and excludes our Payments and Ticketing business which was sold to Visa in the fourth quarter of 2019.

(In millions)	GAAP	Non-GAAP (1)
Licensing billings (2)	$60 - $66	$60 - $66
Product revenue	$19 - $25	$19 - $25
Contract and other revenue	$10 - $16	$10 - $16
Total operating costs and expenses	$74 - $70	$63 - $59
Interest and other income (expense), net	$4	$1
Diluted share count	115	115

(1)
See “Reconciliation of GAAP Forward Looking Estimates to Non-GAAP Forward Looking Estimates” tables included below. Note that the applicable non-GAAP measures are presented, and that revenue is solely presented on a GAAP basis.

(2)
Licensing billings is an operational metric that reflects amounts invoiced to our licensing customers during the period, as adjusted for certain differences. This metric is the same for both GAAP and non-GAAP presentations.

For the fourth quarter of 2019, the Company expects licensing billings to be between $60 million and $66 million. The Company also expects royalty revenue to be between $15 million and $21 million, product revenue to be between $19 million and $25 million and contract and other revenue to be between $10 million and $16 million. Revenue is not without risk and achieving revenue in this range will require that the Company sign customer agreements for various product sales, solutions licensing among other matters.

The Company also expects operating costs and expenses to be between $74 million and $70 million. Additionally, the Company expects non-GAAP operating costs and expenses to be between $63 million and $59 million. These expectations also assume non-GAAP interest and other income (expense), net, of $1 million, tax rate of 24% (refer to non-GAAP financial information below - income tax adjustments) and diluted share count of 115 million, and exclude stock-based compensation expense ($7 million), amortization expense ($3 million), non-cash interest expense on convertible notes ($2 million) and interest income related to the significant financing component from fixed-fee patent and technology licensing arrangements ($5 million).

Conference Call:

Rambus management will discuss the results of the quarter during a conference call scheduled for 2:00pm PT today. The call, audio and slides will be available online at investor.rambus.com and a replay will be available for the next week at the following numbers: (855) 859-2056 (domestic) or (404) 537-3406 (international) with ID# 7170477.

Non-GAAP Financial Information:

In the commentary set forth above and in the financial statements included in this earnings release, the Company presents the following non-GAAP financial measures: operating costs and expenses and interest and other income (expense), net. In computing each of these non-GAAP financial measures, the following items were considered as discussed below: stock-based compensation expenses, acquisition-related/divestiture costs and retention bonus expense, amortization expenses, impairment (recovery) of assets held for sale, non-cash interest expense and certain other one-time adjustments. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes the non-GAAP financial measures are appropriate for both its own assessment of, and to show investors, how the Company’s performance compares to other periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Reconciliation from GAAP to non-GAAP results is included in the financial statements contained in this release.

The Company’s non-GAAP financial measures reflect adjustments based on the following items:

Stock-based compensation expense. These expenses primarily relate to employee stock options, employee stock purchase plans, and employee non-vested equity stock and non-vested stock units. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because such expenses are non-cash expenses that the Company does not believe are reflective of ongoing operating results. Additionally, given the fact that other companies may grant different amounts and types of equity awards and may use different option valuation assumptions, excluding stock-based compensation expense permits more accurate comparisons of the Company’s results with peer companies.

Acquisition-related/divestiture costs and retention bonus expense. These expenses include all direct costs of certain acquisitions, divestitures and the current periods’ portion of any retention bonus expense associated with the acquisitions. The Company excludes these expenses in order to provide better comparability between periods as they are related to acquisitions and divestitures and have no direct correlation to the Company’s operations.

Restructuring and other charges. These charges may consist of severance, contractual retention payments, exit costs and other charges and are excluded because such charges are not directly related to ongoing business results and do not reflect expected future operating expenses.

Impairment (recovery) of assets held for sale. These charges consist of non-cash charges (recoveries) to assets held for sale and are excluded because such charges (recoveries) are non-recurring and do not reduce the Company’s liquidity.

Amortization expense. The Company incurs expenses for the amortization of intangible assets acquired in acquisitions. The Company excludes these items because these expenses are not reflective of ongoing operating results in the period incurred. These amounts arise from the Company’s prior acquisitions and have no direct correlation to the operation of the Company’s core business.

Non-cash interest expense on convertible notes. The Company incurs non-cash interest expense related to its convertible notes. The Company excludes non-cash interest expense related to its convertible notes to provide more accurate comparisons of the Company’s results with other peer companies and to more accurately reflect the Company’s ongoing operations.

Income tax adjustments. For purposes of internal forecasting, planning and analyzing future periods that assume net income from operations, the Company estimates a fixed, long-term projected tax rate of approximately 24 percent for both 2019 and 2018, which consists of estimated U.S. federal and state tax rates, and excludes tax rates associated with certain items such as withholding tax, tax credits, deferred tax asset valuation allowance and the release of any deferred tax asset valuation allowance. Accordingly, the Company has applied these tax rates to its non-GAAP financial results for all periods in the relevant years to assist the Company’s planning. The Company has provided below a reconciliation of its GAAP provision for income taxes and GAAP effective tax rate to the assumed non-GAAP provision for income taxes and non-GAAP effective tax rate.

On occasion in the future, there may be other items, such as significant gains or losses from contingencies that the Company may exclude in deriving its non-GAAP financial measures if it believes that doing so is consistent with the goal of providing useful information to investors and management.

About Rambus Inc.

Rambus is a premier Silicon IP and chip provider that makes data faster and safer. With 30 years of innovation, we continue to develop the foundational technology for all modern computing systems. Leveraging our semiconductor expertise, Rambus solutions speed performance, expand capacity and improve security for today’s most demanding applications. From data center and edge to artificial intelligence and automotive, our interface and security IP, and memory interface chips enable SoC and system designers to deliver their vision of the future. For more information, visit rambus.com.

Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including those relating to Rambus’ expectations regarding growth in product and service offerings and product revenue, expected benefits of our merger, acquisition and divestiture activity and related integration, and financial guidance for the fourth quarter of 2019, including licensing billings and revenue estimates, operating costs and expenses, interest and other income (expense), net and estimated, fixed, long-term projected tax rates on a GAAP and non-GAAP basis, as appropriate. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs and certain assumptions made by Rambus’ management. Actual results may differ materially. Rambus’ business generally is subject to a number of risks which are described more fully in Rambus’ periodic reports filed with the Securities and Exchange Commission. Rambus undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contact:

Rahul Mathur
Senior Vice President, Finance and Chief Financial Officer
Rambus Inc.
(408) 462-8000
rmathur@rambus.com

Source: Rambus Inc.

Rambus Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2019	December 31, 2018
ASSETS

Current assets:
Cash and cash equivalents	$91,838	$115,924
Marketable securities	246,186	161,840
Accounts receivable	38,610	50,863
Unbilled receivables	182,934	176,613
Inventories	9,854	6,772
Assets held for sale	77,203	—
Prepaids and other current assets	9,824	15,738
Total current assets	656,449	527,750
Intangible assets, net	35,362	59,936
Goodwill	164,488	207,178
Property, plant and equipment, net	38,571	57,028
Operating lease right-of-use assets	15,503	—
Deferred tax assets	6,454	4,435
Unbilled receivables, long-term	376,619	497,003
Other assets	6,381	7,825
Total assets	$1,299,827	$1,361,155

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$9,429	$7,392
Accrued salaries and benefits	13,294	16,938
Deferred revenue	9,516	19,374
Income taxes payable, short-term	18,198	16,390
Operating lease liabilities	7,382	—
Liabilities held for sale	14,620	—
Other current liabilities	15,854	9,191
Total current liabilities	88,293	69,285
Long-term liabilities:
Convertible notes, long-term	147,039	141,934
Long-term imputed financing obligation	—	36,297
Long-term operating lease liabilities	9,415	—
Long-term income taxes payable	64,765	77,280
Other long-term liabilities	29,032	24,247
Total long-term liabilities	250,251	279,758
Total stockholders’ equity	961,283	1,012,112
Total liabilities and stockholders’ equity	$1,299,827	$1,361,155

Rambus Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Revenue:
Royalties	$19,448	$33,599	$71,351	$85,022
Product revenue	21,377	11,753	46,372	27,153
Contract and other revenue	16,574	14,402	46,357	50,463
Total revenue	57,399	59,754	164,080	162,638
Operating costs and expenses:
Cost of product revenue (1)	7,108	5,376	17,845	13,932
Cost of contract and other revenue	5,466	5,952	18,954	29,163
Research and development (1)	41,486	43,131	119,995	120,944
Sales, general and administrative (1)	26,691	24,462	79,244	79,143
Restructuring and other charges	1,374	—	4,233	2,223
Impairment (recovery) of assets held for sale	(1,853)	—	15,137	—
Total operating costs and expenses	80,272	78,921	255,408	245,405
Operating loss	(22,873)	(19,167)	(91,328)	(82,767)
Interest income and other income (expense), net	6,727	8,008	21,112	25,373
Interest expense	(2,497)	(3,976)	(7,302)	(13,031)
Interest and other income (expense), net	4,230	4,032	13,810	12,342
Loss before income taxes	(18,643)	(15,135)	(77,518)	(70,425)
Provision for (benefit from) income taxes	(1,312)	89,758	3,369	85,514
Net loss	$(17,331)	$(104,893)	$(80,887)	$(155,939)
Net loss per share:
Basic	$(0.16)	$(0.97)	$(0.73)	$(1.44)
Diluted	$(0.16)	$(0.97)	$(0.73)	$(1.44)
Weighted average shares used in per share calculation
Basic	111,315	107,897	110,633	108,324
Diluted	111,315	107,897	110,633	108,324
_________
(1) Total stock-based compensation expense for the three and nine months ended September 30, 2019 and 2018 is presented as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Cost of product revenue	$2	$2	$4	$7
Research and development	$3,008	$3,184	$9,276	$9,662
Sales, general and administrative	$4,378	$3,003	$12,377	$5,922

Rambus Inc.
Supplemental Reconciliation of GAAP to Non-GAAP Results
(In thousands)
(Unaudited)

	Three Months Ended September 30,
	2019	2018

Operating costs and expenses	$80,272	$78,921
Adjustments:
Stock-based compensation expense	(7,388)	(6,189)
Acquisition-related/divestiture costs and retention bonus expense	(3,052)	(10)
Amortization expense	(3,186)	(5,083)
Restructuring and other charges	(1,374)	—
Recovery of assets held for sale	1,853	—
Non-GAAP operating costs and expenses	$67,125	$67,639

Interest and other income (expense), net	$4,230	$4,032
Adjustments:
Non-cash interest expense on convertible notes	1,725	2,191
Non-GAAP interest and other income (expense), net	$5,955	$6,223

Supplemental Reconciliation of GAAP to Non-GAAP Effective Tax Rate (1)

	Three Months Ended September 30,
	2019	2018
GAAP effective tax rate	7%	(593)%
Adjustment to GAAP effective tax rate	17%	617%
Non-GAAP effective tax rate	24%	24%

(1)
For purposes of internal forecasting, planning and analyzing future periods that assume net income from operations, the Company estimates a fixed, long-term projected tax rate of approximately 24 percent for both 2019 and 2018, which consists of estimated U.S. federal and state tax rates, and excludes tax rates associated with certain items such as withholding tax, tax credits, deferred tax asset valuation allowance and the release of any deferred tax asset valuation allowance. Accordingly, the Company has applied these tax rates to its non-GAAP financial results for all periods in the relevant year to assist the Company’s planning for future periods.

Rambus Inc.
Reconciliation of GAAP Forward Looking Estimates to Non-GAAP Forward Looking Estimates
(In millions)
(Unaudited)

2019 Fourth Quarter Outlook	Three Months Ended December 31, 2019
	Low	High

Forward-looking operating costs and expenses	$73.6	$69.6
Adjustments:
Stock-based compensation expense	(7.4)	(7.4)
Amortization expense	(3.2)	(3.2)
Forward-looking Non-GAAP operating costs and expenses	$63.0	$59.0

Forward-looking interest and other income (expense), net	$4.3	$4.3
Adjustments:
Interest income related to significant financing component from fixed-fee patent and technology licensing arrangements	(5.0)	(5.0)
Non-cash interest expense on convertible notes	1.7	1.7
Forward-looking Non-GAAP interest and other income (expense), net	$1.0	$1.0